April 6, 2022

Board of Directors

GGToor Inc.

430 Walker Lane

Thomasville, Georgia 31792

Gentlemen:

I have acted, at your request, as special counsel to GGToor Inc., a Florida corporation, (“GGToor”) for the purpose of rendering an opinion as to the legality of 250,000,000 shares of GGToor’ common stock, $0.001 par value per share, (“Shares”) to be offered and distributed by GGToor pursuant to the Regulation A exemption from registration pursuant to an offering circular to be filed under the Securities Act of 1933, as amended, by GGToor with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Florida, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and all amendments thereto of GGToor, the Bylaws of GGToor as filed by GGToor as Exhibit 3.B.o1 to a registration statement on Form S-1, Commission File No. 333-169145 (2010), selected proceedings of the board of directors of GGToor authorizing the offer, sale and issuance of the Shares, a current draft of the Offering Statement, certificates of officers of GGToor and of public officials, the form of stock certificate, and such other documents of GGToor and of public officials as I have deemed necessary and relevant to the matter opined upon herein. GGToor has appointed Securities Transfer Corporation as its transfer agent. I have assumed, with respect to persons other than directors and officers of GGToor, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by GGToor against payment therefore at a price within a range of $0.001 to $0.08 per share, as described in the Offering Statement, will be legally issued, fully paid and non assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Florida corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein. I serve as the corporation secretary of GGToor and own 10,000,000 shares of its common stock.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Index To Exhibits And Description Of Exhibits” in the Offering Circular contained in the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris